Exhibit 10.1

[Letterhead of Zupancic Rathbone]

TIMOTHY M. DOZOIS

Direct (503) 941-9625

tim@zupgroup.com

May 16, 2010

Ben Wolff

ICO Global Communications (Holdings) Limited

DBSD North America, Inc.

2300 Carillon Point

Kirkland, WA 98033-7353

Re:	Engagement Terms for General Counsel Services

Dear Ben:

This letter describes the terms under which I will be providing contracted general counsel services (the “Services”) through Zupancic Rathbone Law Group P.C. (“ZR”) to ICO Global Communications (Holdings) Limited (“ICO”) and DBSD North America, Inc. (“DBSD”). The engagement may be terminated by either party upon 90 days advance notice. During the course of the engagement, we will periodically assess the arrangement to determine whether the compensation for Services is commensurate with the time and effort committed to the Services.

We are jointly presuming that I will be dedicating at least three full days per week to the performance of Services. For the Services to be effective, I must establish and maintain personal relationships with the ICO and DBSD team members, which will require a consistent presence in Kirkland, and periodic visits to Reston, Virginia, at least during the initial phases of the engagement. Therefore, I will initially spend Tuesday through Thursday in Kirkland, or on business trips that are dedicated to ICO. Other travel requirements may arise in connection with the analysis, negotiation and due diligence review of possible ventures with acquisition targets or strategic partners. After relationships are firmly established, we will assess my on-site presence to determine whether a “week on; week off” might be as effective. While in Kirkland, and to the extent that other matters do not interfere with my work for ICO and DBSD, I will occasionally communicate with other ZR clients or attorneys regarding matters unrelated to ICO or DBSD.

Mr. Ben Wolff

May 16, 2010

During my days outside the Kirkland offices, the legal needs of ICO and DBSD will continue to take top priority, with work for other clients subordinated to those needs as reasonably necessary. In a nutshell, I will remain accessible and responsive on a 24/7 basis, just as an employed general counsel would typically remain accessible and responsive, even though I will be performing work for other clients.

My specific duties for ICO and DBSD, will be determined by the needs of the organization, but will typically include, at a minimum, (i) ongoing contract work; (ii) corporate and securities compliance; (iii) bankruptcy oversight; (iv) litigation oversight; (v) supervision of the legal team; (vi) delegation and oversight of project-based work to associate counsel or outside counsel (as appropriate); (vii) legal budget administration and management; (viii) coordination of board, shareholder and partner meetings and associated record-keeping at such meetings; (ix) serving as corporate secretary for one or more entities; (x) analysis, negotiation and due diligence review of possible ventures with acquisition targets and strategic partners; (xi) the provision of professional judgment to the executive teams and board of directors of ICO and its subsidiaries; and (xii) preemptive identification of legal issues that might impact such organizations. In discharging the foregoing duties, I will be expected to exercise independent professional judgment, and may confer with other counsel if, in my judgment, additional counsel is warranted.

ZR will bill monthly for Services at a flat rate of $20,000 per month, plus expense reimbursement to cover actual travel and housing costs. We expect that expenses for traveling between Portland and Kirkland, as well as lodging in the Kirkland area, will not exceed $2,000 per month. This billing arrangement reflects an hourly rate of approximately $200 per hour, based on the anticipation that I will dedicate approximately one hundred hours per month to the performance of Services. We both recognize that my commitment to the Services may require more or less than the anticipated time commitment. While I will not be expected to specifically track my time, I will develop a general sense of the time commitment so that we can periodically assess the arrangement. In addition to the monthly fee, and subject to approval by the ICO Compensation Committee, ICO will grant to me or ZR (as determined by the ICO Compensation Committee) 30,000 options at current market price pursuant to ICO’s employee stock option plan. Furthermore, ICO will consider paying to ZR a discretionary bonus which will be paid, if at all, annually at the same time at which employees of ICO are paid annual bonuses. In the event that a bonus is paid to ZR, ZR will pay 100% of the bonus to me, less any amounts required to be withheld under state or federal law.

As mentioned above, there will be no additional or separate billings for any of my project-based work. However, I will not be precluded from engaging outside lawyers, as appropriate, to perform such work. I will retain substantial discretion over such engagements, but it is critical that I fulfill my duty of loyalty to ICO. As such, I will not engage additional lawyers at ZR to perform outside legal work without first obtaining your approval.

Mr. Ben Wolff

May 16, 2010

ICO and DBSD will agree to pay for Services in advance promptly at the beginning of each calendar month. Expense reimbursement will be paid in arrears, based on submitted receipts. If you have any questions regarding the monthly billing process, you will have a direct communication link to our new financial manager at ZR.

I am very pleased that you are entrusting me with these new responsibilities, and I look forward to working closely with you to advance your objectives for ICO and DBSD.

Very truly yours,

Zupancic Rathbone Law Group, P.C.

/s/ Timothy M. Dozois
Timothy M. Dozois

TMD